GLOBAL ASSET MANAGEMENT (USA) INC. 135 E. 57th Street - 25th
Floor New York, NY  10022

96-02-22 GAM Funds, Inc. 135 East 57th Street - 25th Floor New
York, NY  10022

RE:	Rule 24f-2 Notice

Ladies and Gentlemen:

In connection with the filing by GAM Funds, Inc. (the "Fund"), a Maryland corporation, of a Notice (the "Notice") pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act") with the Securities and Exchange Commission (the "SEC"), for the Fund's fiscal year ended December 31, 1995, you have requested that I provide the legal opinion required by said Rule.

In accordance with Rule 24f-2, the Fund has registered an indefinite number of shares of common stock of each series of the Fund, with a par value of $0.001, under the Securities Act of 1933, as amended (the "1933 Act") (File No. 2-92136) and the 1940 Act (File No. 811-4062). The purpose of the Notice is to make definite the registration of 35,407,591 shares (the "Shares") of the Fund sold in reliance upon the Rule during the fiscal year ended December 31, 1995.

I am counsel for the Fund and its Secretary, and in such capacity, from time to time and for certain purposes, provide legal counsel to the Fund. I have examined copies of the Fund's Articles of Incorporation, as amended and supplemented from time to time, and have considered, particularly, Articles Supplementary filed by the Fund with the Maryland State Department of Assessments and Taxation ("SDAT") on December 15, 1995 in connection with a split of the Fund's capital stock accomplished by way of a stock dividend and a related Certificate of Correction thereafter filed with the SDAT addressing certain numerical errors in the aforesaid Articles Supplementary. I have examined the Fund's Registration Statement on Form N-1A, as amended, including the Prospectuses and Statements of Additional Information (collectively, the "Prospectus") and the Notice, and have examined and relied upon such other corporate records of the Fund and such other records and documents and certificates as to factual matters as I have deemed necessary for the purpose of this opinion.

I have also assumed, without independent verification, the genuineness of signatures on, and the authenticity of all documents furnished to me and the conformity of copies to the originals.

On the basis of the foregoing, and assuming all of the Shares were sold in accordance with the terms of the Fund's Prospectus in effect at the time of sale, I am of the opinion that the Shares were legally issued, fully paid and non-assessable by the Fund. This opinion is for the limited purposes expressed above and should not be deemed to be an expression of opinion as to compliance with the 1933 Act, the 1940 Act or applicable state "blue sky" or securities laws in connection with the sales of the Shares.

I hereby consent to the filing of this opinion with the SEC as part of the Fund's Rule 24f-2 Notice. In giving this opinion, I do not thereby admit that I am an expert with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the 1933 Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,



Mary Moran Zeven General Counsel and Corporate Secretary